Pricing Supplement No. 18                                       Rule 424(b)(3)
To Prospectus dated January 9, 1998                 Registration No. 333-42755
(as supplemented January 12, 1998)

                                 $250,000,000
                            IBM CREDIT CORPORATION
                               MEDIUM-TERM NOTES

                     Designation:           Senior Notes

                Principal Amount:           US $250,000,000

             Original Issue Date:           March 18, 1998

            Stated Maturity Date:           March 20, 2010

                   Interest Rate:           5.79% per annum until March 20,
                                            2000 subject to reset as described
                                            under "Interest Rate Reset Process"

            Regular Record Dates:           Fifteenth calendar day (whether or
                                            not a Business Day) prior to the
                                            corresponding Interest Payment Date

          Interest Payment Dates:           March 20 and September 20,
                                            commencing September 20, 1998

Callable by the Repricing Dealer:           See "Call Option"

           Repurchase Provisions:           See "Repurchase"

             Optional Redemption:           See "Optional Redemption"

                           CUSIP:           449 22L 5Y8

                            Form:           [X] Book-Entry Note
                                            [ ] Certificated Note

                           Agent:           Chase Securities Inc.

                 Price to Public:           100.0%

              Proceeds to Issuer:           101.305% (includes consideration
                                            for the Notes and compensation for
                                            the Call Option after deduction of
                                            underwriting commissions)

                Repricing Dealer:           Chase Securities Inc.

                      Noteholder:           The registered holder of a Note.
                                            For so long as the Notes are held
                                            in Book-Entry form, the Noteholder
                                            shall be the nominee of The
                                            Depository Trust Company, which
                                            shall initially be Cede & Co. See
                                            the discussion under the heading
                                            "Description of Notes - Book-Entry
                                            Notes" in the Prospectus Supplement.

           Minimum Denominations:           $25,000 and integral multiples of
                                            $1,000 in excess thereof

                           DESCRIPTION OF THE NOTES


General

The following description of the terms of the Notes supplements and, to the extent inconsistent therewith, replaces, the description of the general terms and provisions of the Debt Securities (as defined in the Indenture) set forth in the accompanying Prospectus and Prospectus Supplement, to which description reference is hereby made.

     The Notes are to be issued under the Indenture, dated as of January 15, 1989, as amended (the "Indenture"), between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"), which is more fully described in the accompanying Prospectus and Prospectus Supplement.

     The Notes will mature on March 20, 2010 (the "Stated Maturity Date"). On March 20, 2000 (the "Call/Repurchase Date"), the holders of the Notes will be entitled to receive 100% of the principal amount thereof from either (i) the exercise of the Call Option (as defined below) by Chase Securities Inc. (the "Repricing Dealer") described below under "Call Option" or (ii) in the event the Repricing Dealer does not exercise the Call Option or fails for any reason to pay the Call Price to the Trustee when required or in certain other limited circumstances described herein, the Company pursuant to its repurchase obligation described below under "Repurchase". The Notes will be redeemable, as a whole or in part at the option of the Company at any time after the Call/Repurchase Date as described below under "Optional Redemption".

     The Notes will be limited to $250,000,000 aggregate principal amount and will be issuable only in registered form. The Notes will initially be represented by global securities deposited with, or on behalf of, The
Depository Trust Company ("DTC") and will not be issued as individual definitive securities to their purchasers. Consequently, unless and until such individual definitive securities are issued, such purchasers will not be recognized as holders of the Notes under the Indenture and DTC will be the sole holder for all purposes under the Indenture and the Notes. Hence, until such time, such purchasers will only be able to exercise the rights of holders of the Notes indirectly through DTC and its respective participating organizations and, as a result, the ability of any such purchaser to pledge the Notes to persons or entities that do not participate in DTC's system, or to otherwise act with respect to such Notes, may be limited. Settlement for the Notes will be made in immediately available funds. All payments of principal and interest on the Notes will be made by the Company in immediately available funds so long as the Notes are maintained in book-entry form. Beneficial interests in the Notes may be acquired, or subsequently transferred, only in denominations of $25,000 and integral multiples of
$1,000 in excess thereof. See "Description of Securities -- Global Securities" in the accompanying Prospectus.

     The Notes will bear interest from March 18, 1998, payable semi-annually on March 20 and September 20 of each year (each, an "Interest Payment Date"), commencing September 20, 1998, to the persons in whose name the Notes are registered on the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date (each, a "Record Date"). "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or obligated by law, executive order or governmental decree to be closed.

     The Notes will bear interest at the rate of 5.79% per annum to the Call/Repurchase Date. If the Repricing Dealer elects to exercise its Call
Option, (i) the Notes will be subject to mandatory purchase on the Call/Repurchase Date by the Repricing Dealer at 100% of the principal amount thereof, on the terms and subject to the conditions described herein, and
(ii) from and after the Call/Repurchase Date, the Notes will bear interest at the rate determined by the Repricing Dealer in accordance with the procedures set forth below (the "Reset Coupon"). See "Call Option" and "Interest Rate Reset Process" below.

Call Option

     Upon notice to the Company and the Trustee given not later than ten Business Days prior to the Call/Repurchase Date (the "Notification Date"), the Repricing Dealer may elect to purchase all, but not less than all, the Notes (the "Call Option") on the Call/Repurchase Date. If the Repricing Dealer so elects, the Notes shall be subject to mandatory purchase by the Repricing Dealer on the Call/Repurchase Date, upon the terms and subject to the conditions described herein. The purchase price of the Notes purchased pursuant to the Call Option shall be equal to 100% of the principal amount thereof.

     In the event that the Notes are purchased by the Repricing Dealer pursuant to the Call Option, the Repricing Dealer shall make, or cause the Trustee to make, payment to the DTC participant of each beneficial owner of the Notes, by book-entry through DTC by the close of business on the Call/Repurchase Date against delivery through DTC of such beneficial owner's Notes, of the purchase price for the Notes purchased pursuant to the Call Option by the Repricing Dealer. The Company shall make, or cause the Trustee to make, payment of interest to the DTC participant of each beneficial owner of Notes due on the Call/Repurchase Date by book-entry through DTC by the close of business on the Call/Repurchase Date.

Repurchase

     In the event that (i) the Repricing Dealer for any reason does not elect, by notice to the Company and the Trustee not later than the Notification Date, to exercise the Call Option, or (ii) prior to the Call/Repurchase Date, the Repricing Dealer has resigned and no successor has been appointed on or before the Determination Date, or (iii) at any time after the Repricing Dealer elects on the Notification Date to exercise the Call Option, certain events as described below shall have occurred or (iv) the Repricing Dealer for any reason does not purchase the Notes on the Call/Repurchase Date, the Company shall repurchase the Notes as a whole on the Call/Repurchase Date at a price equal to 100% of the principal amount of the Notes plus all accrued and unpaid interest, if any, on the Notes to the Call/Repurchase Date. In any such case, payment will be made by the Company through the Trustee to the DTC participant of each beneficial owner of Notes, by book-entry through DTC by the close of business on the Call/Repurchase Date against delivery through DTC of such beneficial owner's Notes.

Optional Redemption

     The Notes will be redeemable, as a whole or in part, at the option of the Company at any time after the Call/Repurchase Date, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments thereon discounted to the redemption date on a semiannual basis

(assuming   a  360-day  year  consisting  of  twelve  30-day  months)  at  the
Redemption Treasury Rate plus 25 basis points, plus in either case accrued interest on the principal amount being redeemed to the date of redemption.

     "Redemption Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Redemption Comparable Treasury Issue, assuming a price for the Redemption Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Redemption Comparable Treasury Price for such redemption date.

     "Redemption Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes. "Independent Investment Banker" means one of the Redemption Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

     "Redemption Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Redemption Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Redemption Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Redemption Reference Treasury Dealer Quotations, or
(B) if the Trustee obtains fewer than four such Redemption Reference Treasury Dealer Quotations, the average of all such Quotations. "Redemption Reference Treasury Dealer Quotations" means, with respect to each Redemption Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Redemption Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Redemption Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     "Redemption Reference Treasury Dealer" means each of Chase Securities Inc. and each of the Agents in the Company's Medium-Term Note Program in the United States at such time and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

     "Remaining Scheduled Payments" means, with respect to any Note, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment date thereon will be reduced by the amount of interest accrued thereon to such redemption date.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.

     Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

Interest Rate Reset Process

     If the Repricing Dealer has given timely notice of the exercise of the Call Option as provided above, the Repricing Dealer shall take the following actions on the third Business Day immediately preceding the Call/Repurchase Date (the "Determination Date") to calculate the Reset Coupon. All references below to specific hours are references to prevailing New York time. Each notice shall be given by telephone and confirmed as soon as possible by facsimile to each of the Repricing Dealer and the Company. The times set forth below are guidelines for action by the Company and the Repricing Dealer, each of which shall use its best efforts to adhere to such times.

     (i)  At 12:00 noon the Repricing Dealer shall:

          (A)   determine  the   Preliminary  Designated  Treasury  Yield   and
                provide the same to the Company; and

          (B)   calculate the Bidding Price.

    (ii) Immediately thereafter, the Repricing Dealer shall contact each of the Reference Dealers and provide the Bidding Price to the Reference Dealers and the Company and request that each Reference Dealer provide to the Repricing Dealer a bid (on an all-in basis), which bid shall remain firm for 30 minutes, expressed as a Repricing Spread.

   (iii) Prior to 12:30 p.m., the Repricing Dealer shall notify the Company of the lowest Repricing Spread.

    (iv)  At 12:30  p.m., after  receipt of  the bids  requested in  paragraph
          (ii) above, the following shall occur:

          (A) the Reference Dealer providing the lowest all-in Repricing Spread shall be the "Final Dealer;"

          (B) the Repricing Dealer shall determine the Final Designated Treasury Yield and calculate and provide to the Final Dealer the Final Price, which shall be the price at which the Final Dealer shall purchase, on the Call/Repurchase Date, all Notes held by the Repricing Dealer; and

          (C) the Repricing Dealer shall calculate and provide to the Company, the Final Dealer, the Trustee and DTC the "Reset Coupon," which shall be the semi-annual bond equivalent fixed coupon rate on the Notes required to produce a semi-annual bond equivalent yield on the Notes equal to the sum of the Final Designated Treasury Yield and the Repricing Spread given a purchase price equal to the Final Price.

     Certain Definitions.   The following  definitions apply to  the foregoing
actions to determine the Reset Coupon:

     "Bidding Price" means, with respect to the Notes, the present value of the Remaining Treasury Payments (as defined below) discounted to the Call/Repurchase Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Preliminary Designated Treasury Yield.

     "Comparable Treasury Issue" means the United States Treasury security or securities selected by the Repricing Dealer as having a maturity comparable to the remaining term of the Notes being repriced that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

     "Comparable Treasury Price" means (a) the bid price(s) for the Comparable Treasury Issue (expressed as a percentage of its principal amount) at the time of determination thereof on the Determination Date, as set forth on "Telerate Page 500" (or such other page as may replace Telerate Page 500), or (b) if such page (or any successor page) is not displayed or does not contain such bid prices at the time of determination thereof on the
Determination Date, (i) the average of the Reference Treasury Dealer Quotations, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Repricing Dealer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets Limited (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices specified in (a) above as may replace Dow Jones Markets Limited.

     "Final Designated Treasury Yield" means the rate per annum at the time of determination thereof (approximately 12:30 p.m. on the Determination Date) equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount), equal to the Comparable Treasury Price.

     "Final Price" means, with respect to the Notes, the present value of the Remaining Treasury Payments discounted to the Call/Repurchase Date on a semi-annual basis (assuming a 360 day year consisting of twelve 30-day months) at the Final Designated Treasury Yield.

     "Initial Treasury Strike" means 5.13% per annum.

     "Preliminary Designated Treasury Yield" means the rate per annum at the time of determination thereof (approximately 12:00 noon on the Determination
Date) equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount), equal to the Comparable Treasury Price.

     "Reference Dealers" means the Repricing Dealer and each of the Agents in the Company's Medium-Term Note Program in the United States at such time and their respective successors.

     "Reference Treasury Dealer" means each of the Repricing Dealer and each of the Agents in the Company's Medium-Term Note Program in the United States at such time and their respective successors; provided however that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Repricing Dealer will substitute therefor another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer, the bid price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing to the Repricing Dealer by such Reference Treasury Dealer on the Determination Date in connection with the determination of the Preliminary Designated Treasury Yield or the Final Designated Treasury Yield, as the case may be.

     "Remaining Treasury Payments" means, with respect to the Notes, the sum of (i) the outstanding principal amount of the Notes and (ii) all interest thereon paid semi-annually from the Call/Repurchase Date to and including the stated maturity date of the Notes at an interest rate equal to the Initial Treasury Strike; provided, however, that if the Call/Repurchase Date is not an interest payment date with respect to the Notes, the amount of the next succeeding scheduled interest payment thereon, calculated at the Initial Treasury Strike only, will be reduced by the amount of interest accrued thereon, calculated at the Initial Treasury Strike only, to the Call/Repurchase Date.

     "Repricing Spread" means the bid, expressed as a spread (in the form of a percentage or in basis points), obtained by the Repricing Dealer on the Determination Date from each Reference Dealer for the full aggregate principal amount of the Notes at the Bidding Price, which spread when added to the Preliminary Designated Treasury Yield will represent the yield to maturity of the Notes assuming (i) an issue date that is the Call/Repurchase Date, with settlement on such date without accrued interest, and (ii) a maturity date that is the Stated Maturity Date.

The Repricing Dealer

     On or prior to the date of original issuance of the Notes, the Company and the Repricing Dealer will enter into a Repricing Dealer Agreement (the "Repricing Dealer Agreement").

     The Repricing Dealer will not receive any fees or reimbursement of expenses from the Company in connection with the exercise of the Call Option or the determination of the Reset Coupon.

     The Company will agree in the Repricing Dealer Agreement to indemnify the Repricing Dealer against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), arising out of or in connection with its duties under the Repricing Agreement.

     In the event that the Repricing Dealer elects to exercise the Call Option as described herein, the obligation of the Repricing Dealer to purchase Notes pursuant to the Call Option will be subject to several conditions precedent set forth in the Repricing Agreement, including the conditions that (i) at least two Reference Dealers submit timely bids on the Determination Date, (ii) the Final Designated Treasury Yield not be higher than the Initial Treasury Strike, (iii) since the Notification Date, no material adverse change in the condition (financial or otherwise), results of operations, business or prospects of the Company and its subsidiaries, taken as a whole, shall have occurred, no downgrading shall have occurred with respect to the Notes or the Company's other securities and no Event of Default (as defined in the Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the Notes shall have occurred and be continuing and (iv) certain other conditions relating to the occurrence of certain market disruption events after the Notification Date customary in public offerings of securities. In addition, the Repricing Dealer Agreement will provide for the termination thereof, or redetermination of the Reset Coupon, by the Repricing Dealer on or before the Call/Repurchase Date, upon the occurrence of certain events that are also customary in public offerings of securities.

     No beneficial owner of any Notes shall have any rights or claims under the Repricing Dealer Agreement or against the Company or the Repricing Dealer as a result of the Repricing Dealer not purchasing such Notes.

     The Repricing Dealer Agreement will also provide that the Repricing Dealer may resign at any time as Repricing Dealer, such resignation to be effective 10 business days after the delivery to the Company and the Trustee of notice of such resignation. In such case, it shall be the sole obligation of the Company to appoint a successor Repricing Dealer in the event of any such resignation, other than in connection with the termination of the Repricing Dealer Agreement.

     The Repricing Dealer, in its individual or any other capacity, may buy, sell, hold and deal in any of the Notes. The Repricing Dealer may exercise any vote or join in any action which any beneficial owner of Notes may be entitled to exercise or take with like effect as if it did not act in any capacity under the Repricing Dealer Agreement. The Repricing Dealer, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity under the Repricing Dealer Agreement.

     The Repricing Dealer is an affiliate of The Chase Manhattan Bank, the Trustee for the Notes. The Chase Manhattan Bank also acts as an agent and lender under a revolving credit facility and engages in other general financing and banking transactions with the Company and its affiliates.


            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with initial purchasers who hold Notes as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risk or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the U.S. dollar. In addition, this discussion only addresses the federal income tax consequences of the Notes until the Call/Repurchase Date. Persons considering the purchase of Notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of Notes that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations),
(iii) an estate whose income is subject to United States federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be a U.S. Holder. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

     The United States federal income tax treatment of debt obligations such as the Notes is not entirely certain. Because the Notes are subject to mandatory call or put on the Call/Repurchase Date, the Company intends to treat the Notes as maturing on the Call/Repurchase Date for United States federal income tax purposes and as being reissued on the Call/Repurchase Date should the Repricing Dealer resell the Notes. Based on such treatment, stated interest on the Notes generally will be taxable to a U.S. Holder as ordinary income at the time such interest is accrued or received (in accordance with the U.S. Holder's regular method of tax accounting).

     Under the foregoing treatment, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized by such U.S. Holder on the sale, exchange or retirement of the Notes (except to the extent that such amount realized represents accrued and unpaid interest that such U.S. Holder has not included in gross income previously) and such U.S. Holder's adjusted tax basis in the Notes. Such gain or loss will generally be long-term capital gain or loss if the Notes were held for more than one year. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation depending upon the holding period of such capital assets. U.S. Holders should consult their own tax advisors regarding the capital gain rate applicable to them. The deductibility of capital losses is subject to limitations.

     There can be no assurance, however, that the Internal Revenue Service ("IRS") will agree with the Company's treatment of the Notes and it is possible that the IRS could assert another treatment. For instance, it is possible that the IRS could seek to treat the Notes as maturing on the Stated Maturity Date and to treat the issue price of the Notes as including the value of the Call Option. Because of the mechanism to reset the interest rate on the Notes, if the Notes were treated as maturing on the Stated Maturity Date, Treasury regulations relating to contingent payment debt obligations may be applicable. The effect of such Treasury regulations would be to (i) require U.S. Holders, regardless of their usual method of tax accounting, to use an accrual method with respect to the Notes; (ii) result in the possibility that U.S. Holders would be required to accrue income in excess of actual cash payments received; and (iii) generally result in ordinary rather than capital treatment of any gain or loss on the sale, exchange or retirement of the Notes.

Non-U.S. Holders

     A non-U.S. Holder will not be subject to United States federal income taxes on payments of principal, premium (if any) or interest (including original issue discount and accruals under the Treasury regulations applicable to contingent payment debt obligations, if any) on a Note, unless such non-U.S. Holder owns actually or constructively 10% or more of the total combined voting power of the Company, is a controlled foreign corporation related to the Company through stock ownership or is a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Notes under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. Under recently finalized Treasury regulations, the statement requirement referred to above may also be satisfied with other documentary evidence for interest paid after December 31, 1998 with respect to an offshore account or through certain foreign intermediaries.

     Generally, a non-U.S. Holder will not be subject to United States federal income taxes on any amount which constitutes gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

     The Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Backup Withholding

     Backup withholding of United States federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner generally would be allowed as a refund or a credit against such beneficial owner's United States federal income tax provided the required information is furnished to the IRS.